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                              ACCOUNTANT'S CONSENT


         We have issued our report dated July 11, 1996, accompanying the balance sheets of Peoples Federal Savings and Loan Association as of June 30, 1996 and 1995 and the related statements of income, retained earnings and cash flows for each of the three years in the period ended June 30, 1996, included in the S-1 to be filed with the Securities and Exchange Commission on or about January 24, 1997. We consent to the use of our report and our name as it appears in the Prospectus under the caption "Experts."



                                               /S/



                                              Crowe, Chizek and Company LLP



Columbus, Ohio
January 23, 1997